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                                                                     EXHIBIT 3.1
                            CERTIFICATE OF AMENDMENT

                                       of

                          CERTIFICATE OF INCORPORATION

     Cabot Oil & Gas Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopts this Certificate of Amendment (this "Certificate of Amendment"), which amends its Certificate of Incorporation (the "Certificate of Incorporation"), as described below, and does hereby further certify that:

     FIRST: The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation as described herein, and the Corporation's stockholders duly adopted such amendment, all in accordance with the provisions of Section 242 of the DGCL.

     SECOND: The amendment so adopted is as follows:

     The first paragraph of Article IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

          The aggregate number of shares of all classes of stock which the Company shall have authority to issue is 85,000,000, divided into 5,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock"), and 80,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock").

          Section II of Article IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

                            SECTION II. COMMON STOCK

          (1) Dividends. After the requirements with respect to preferential dividends on Preferred Stock, if any, shall have been met and after the Company shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of this Certificate of Incorporation, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends shall be paid out of assets legally available for payment of dividends and shall be distributed among the holders of shares pro rata in accordance with the number of shares of such stock held by each such holder.

          (2) Liquidation. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of

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     the Company, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders, which assets shall be distributed pro rata in accordance with the number of shares of such stock held by each such holder.

          (3) Voting. Except as may otherwise be required by law, this Certificate of Incorporation or the provisions of the resolution or resolutions as may be adopted by the Board of Directors pursuant to Section I of this Article IV, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders. Cumulative voting of shares of Common Stock is prohibited.

     THIRD: As a result of the amendment set forth above, the name of the Class A Common Stock of the Corporation is changed to Common Stock, and each issued share of Class A Common Stock prior to the filing of this certificate of amendment is now a share of Common Stock.

                                      CABOT OIL & GAS CORPORATION

Dated: June 28, 2002                  By:    /s/ Scott C. Schroeder
                                         -------------------------------------
                                         Scott C. Schroeder
                                         Vice President, Chief Financial
                                         Officer and Treasurer